Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following description of capital stock of Verisk Analytics, Inc. (the “company,” “we,” “us” and “our”) summarizes certain provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 80,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights

Holders of our common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken, except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our Restated Certificate of Incorporation.

The amendment of certain of the provisions in our Restated Certificate of Incorporation requires the affirmative vote of at least two-thirds of the votes cast thereon by the outstanding shares of the common stock. These provisions include certain of the limitations described below under “— Dividend Rights”, “— Liquidation Rights”, “— Beneficial Ownership Limitations” and “Anti-Takeover Effects of Delaware Law — Staggered Boards.”

Dividend Rights

Holders of our common stock are entitled to share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation Rights

Upon liquidation, dissolution or winding up, holders of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Beneficial Ownership Limitations

Our Restated Certificate of Incorporation prohibits any insurance company from beneficially owning more than ten percent of the aggregate outstanding shares of our common stock. If any transfer is purportedly effected which, if effected, would result in a violation of this limitation, the intended transferee will acquire no rights in respect of the shares in excess of this limitation, and the purported transfer of such number of excess shares will be null and void. In this context an insurance company means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

Preferred Stock

The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice of Proposals and Nominations

Our bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Shareholders utilizing "proxy access" must meet separate deadlines. The notice must contain certain information specified in the bylaws.

Limits on Written Consents

Our Restated Certificate of Incorporation prohibits stockholder action by written consent.

Proxy Access

Our bylaws contain “proxy access” provisions which give an eligible shareholder (or group of up to 20 shareholders aggregating their shares) owning at least 3% of the Company’s issued and outstanding common stock continuously for at least three years the right to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the board of directors, provided that the shareholders and nominees satisfy the requirements and such other limitations specified in the bylaws.

Limits on Special Meetings

Our Restated Certificate of Incorporation and bylaws provide that special meetings of the stockholders may be called by our board of directors, the chairman of the board, the Chief Executive Officer, the President or our Secretary.

Staggered Boards

Our board of directors is divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2019, 2020 and 2021, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the 2024 annual meeting of stockholders. Each director elected by stockholders at or after the 2022 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director's election. The number of directors is fixed by our board of directors, subject to the terms of our Restated Certificate of Incorporation.

Each director, starting at the 2022 annual meeting of stockholders, is elected for a one-year term by the holders of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of the directors, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of the directors. Vacancies on our board of directors will be filled by a majority of the remaining directors or by the sole remaining director.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “VRSK.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Equiniti Trust Company.